NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports First Quarter 2017 Results
First quarter highlights:
•Consolidated net sales of $1.77 billion
•Operating profit of $67.1 million
•Earnings per diluted share of $0.76
•Operating cash flow of $47.6 million; free cash flow of $43.1 million, or 114% of net income

PITTSBURGH, April 27, 2017/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces its results for the first quarter of 2017.
Mr. John J. Engel, WESCO's Chairman, President and CEO, commented, "Our first quarter results were in line with our expectations and the outlook we provided in January. Our sales results reflect improving momentum in our business, driven by a return to growth in Industrial and in Canada. Operating margin was also in line with our expectations, as we continue to execute our cost management and supply chain initiatives in a still-challenging and demand-constrained pricing environment. Net income grew in the quarter, and we once again delivered strong free cash flow, enabling us to reduce our debt and further improve our financial leverage ratio. Based upon our first quarter results, we reaffirm our full-year expectations of sales in the range of flat to up 4%, EPS of $3.60 to $4.00 per diluted share, and free cash flow generation of at least 90% of net income.”
The following are results for the three months ended March 31, 2017 compared to the three months ended March 31, 2016:

•
Net sales were $1.77 billion for the first quarter of 2017, compared to $1.78 billion for the first quarter of 2016, a decrease of 0.2%. Acquisitions and foreign exchange rates had positive impacts on net sales of 0.9% and 0.6%, respectively, resulting in a 1.7% decrease in organic sales.

•
Cost of goods sold for both the first quarter of 2017 and 2016 was $1.42 billion. Gross profit was $350.0 million and $355.2 million for the first quarter of 2017 and 2016, respectively. As a percentage of net sales, gross profit was 19.7% and 20.0% for the first quarter of 2017 and 2016, respectively.

•
Selling, general, and administrative ("SG&A") expenses were $266.9 million, or 15.1% of net sales for the first quarter of 2017, compared to $269.3 million, or 15.2% of net sales, for the first quarter of 2016.

•
Operating profit was $67.1 million for the current quarter, compared to $69.5 million for the first quarter of 2016. Operating profit as a percentage of net sales was 3.8% for the first quarter of 2017, compared to 3.9% for the first quarter of 2016.

•
Interest expense for the first quarter of 2017 was $16.7 million, compared to $18.8 million for the first quarter of 2016. Non-cash interest expense for the first quarter of 2017 and 2016, which includes amortization of debt discounts and deferred financing fees, and interest related to uncertain tax positions, was $1.1 million and $2.1 million, respectively.

•
The effective tax rate for the current quarter was 25.0%, compared to 31.9% for the prior year first quarter. In the current quarter, the application of Accounting Standards Update No. 2016-09 resulted in a discrete benefit from the exercise of stock-based awards, which lowered the effective tax rate by 3.1 percentage points. In the first quarter of 2016, the settlement of an outstanding tax matter increased the effective tax rate by 3.4 percentage points.

•	Net income attributable to WESCO International, Inc. was $37.7 million and $36.0 million for the first quarter of 2017 and 2016, respectively.

•
Earnings per diluted share was $0.76 for the first quarter of 2017, based on 49.4 million diluted shares, compared to earnings per diluted share of $0.77 for the first quarter of 2016, based on 46.8 million diluted shares.

•
Operating cash flow for the first quarter of 2017 was $47.6 million, compared to $78.6 million for the first quarter of 2016. Free cash flow for the first quarter of 2017 was $43.1 million, or 114% of net income, compared to $75.0 million, or 217% of net income for the first quarter of 2016.

Mr. Engel continued, "We remain focused on executing our strategies to deliver above-market sales growth, improve profitability, generate strong cash flow, and increase shareholder value. The free cash flow generation capability of our business supports continued investment in our One WESCO growth initiatives, including acquisitions, while providing us with the ability to return capital to our shareholders. Our efforts remain centered on providing excellent customer service and delivering value to our customers' operations and supply chains by providing comprehensive product and service solutions, which meet their capital project, MRO, and OEM needs."
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the first quarter earnings as described in this News Release on Thursday, April 27, 2017, at 11:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Company's website at http://www.wesco.com. The call will be archived on this Internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2016 annual sales were approximately $7.3 billion. The company employs approximately 9,000 people, maintains relationships with over 25,000 suppliers, and serves approximately 75,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2017		March 31, 2016
Net sales	$1,772.6		$1,776.0
Cost of goods sold (excluding	1,422.6	80.3%	1,420.8	80.0%
depreciation and amortization)
Selling, general and administrative expenses	266.9	15.1%	269.3	15.2%
Depreciation and amortization	16.0		16.4
Income from operations	67.1	3.8%	69.5	3.9%
Interest expense, net	16.7		18.8
Income before income taxes	50.4	2.8%	50.7	2.9%
Provision for income taxes	12.6		16.2
Net income	37.8	2.1%	34.5	1.9%
Net income (loss) attributable to noncontrolling interests	0.1		(1.5)
Net income attributable to WESCO International, Inc.	$37.7	2.1%	$36.0	2.0%

Earnings per diluted common share	$0.76		$0.77
Weighted-average common shares outstanding and common
share equivalents used in computing earnings per diluted
share (in millions)	49.4		46.8

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$103.0	$110.1
Trade accounts receivable, net	1,060.6	1,034.4
Inventories	850.1	821.4
Other current assets	189.7	206.5
Total current assets	2,203.4	2,172.4

Other assets	2,307.9	2,318.5
Total assets	$4,511.3	$4,490.9

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$712.4	$684.7
Current debt and short-term borrowings	29.3	22.1
Other current liabilities	178.4	190.0
Total current liabilities	920.1	896.8

Long-term debt	1,309.8	1,363.1
Other noncurrent liabilities	223.9	221.0
Total liabilities	2,453.8	2,480.9

Stockholders' Equity
Total stockholders' equity	2,057.5	2,010.0
Total liabilities and stockholders' equity	$4,511.3	$4,490.9

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Operating Activities:
Net income	$37.8	$34.5
Add back (deduct):
Depreciation and amortization	16.0	16.4
Deferred income taxes	2.3	6.5
Change in trade receivables, net	(22.1)	10.6
Change in inventories	(26.4)	(17.5)
Change in accounts payable	26.1	3.2
Other	13.9	24.9
Net cash provided by operating activities	47.6	78.6

Investing Activities:
Capital expenditures	(4.5)	(3.6)
Acquisition payments	—	(50.3)
Other	—	(8.2)
Net cash used in investing activities	(4.5)	(62.1)

Financing Activities:
Debt repayments, net	(48.2)	(46.3)
Equity activity, net	(6.5)	(0.5)
Other	4.0	12.0
Net cash used in financing activities	(50.7)	(34.8)

Effect of exchange rate changes on cash and cash equivalents	0.5	5.8

Net change in cash and cash equivalents	(7.1)	(12.5)
Cash and cash equivalents at the beginning of the period	110.1	160.3
Cash and cash equivalents at the end of the period	$103.0	$147.8

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, financial leverage and free cash flow. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's sales trends, capital structure position and liquidity on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions, except organic sales data)
(Unaudited)

Three Months Ended
Organic Sales Growth:	March 31, 2017

Change in net sales	(0.2)%
Impact from acquisitions	0.9%
Impact from foreign exchange rates	0.6%
Impact from number of workdays	—%
Organic sales growth	(1.7)%
Note: Organic sales growth is an additional financial measure provided to illustrate the Company's sales trends. Organic sales growth is calculated by deducting the percentage impact from acquisitions in the first year of ownership, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended
Gross Profit:	March 31, 2017	March 31, 2016

Net sales	$1,772.6	$1,776.0
Cost of goods sold (excluding depreciation
and amortization)	1,422.6	1,420.8
Gross profit	$350.0	$355.2
Gross margin	19.7%	20.0%
Note: Gross profit, which is a commonly used financial measure within the distribution industry, is an additional financial measure provided by the Company. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	March 31, 2017	December 31, 2016

Income from operations	$329.6	$332.0
Depreciation and amortization	66.4	66.9
EBITDA	$396.0	$398.9

	March 31, 2017	December 31, 2016
Current debt and short-term borrowings	$29.3	$22.1
Long-term debt	1,309.8	1,363.1
Debt discount and deferred financing fees(1)	16.3	17.3
Total debt	$1,355.4	$1,402.5

Financial leverage ratio	3.4	3.5

(1)	Long-term debt is presented in the condensed consolidated balance sheets net of deferred financing fees and debt discount.
Note: Financial leverage is a financial measure provided by the Company to illustrate its capital structure position. Financial leverage ratio is calculated by dividing total debt, including debt discount and deferred financing fees, by EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization.

	Three Months Ended
Free Cash Flow:	March 31, 2017	March 31, 2016

Cash flow provided by operations	$47.6	$78.6
Less: Capital expenditures	(4.5)	(3.6)
Free cash flow	$43.1	$75.0
Percentage of net income	114%	217%
Note: Free cash flow is as an additional liquidity measure provided by the Company. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund other investing and financing activities.